Exhibit 99.1

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600

GENERAL MARITIME CORPORATION ANNOUNCES REDUCTION IN MINIMUM CASH
BALANCE COVENANT

NEW YORK, July 13, 2011 – General Maritime Corporation (NYSE: GMR) announced today that it has amended its $550 million revolving credit facility, dated as of May 6, 2011, and its $372 million senior secured credit facility, dated as of May 6, 2011, each with Nordea Bank Finland plc and DnB NOR Bank ASA as the lead arrangers of the facilities, as well as its $200 million credit facility, dated of May 6, 2011, for which affiliates of Oaktree Capital Management L.P. acted as lender and administrative agent.

Under the terms of the amended $550 million revolving credit facility and $372 million senior secured credit facility, the required minimum balance in cash and cash equivalents and revolver availability pursuant to each credit facility has been reduced to $35 million from $50 million from the date hereof through December 31, 2011. Thereafter, the Company will be required to maintain a minimum of $40 million in cash and cash equivalents and revolver availability through March 31, 2012. After this date, the original terms of the credit facilities will apply. The amendment to the $200 million Oaktree credit facility conforms to the aforementioned minimum balance requirement with the existing 10% cushion, that is, $31.5 million from the date hereof through December 31, 2011, $36 million through March 31, 2012 and $45 million thereafter.  All other material terms of the credit facilities remain unchanged.

Jeffrey D. Pribor, Chief Financial Officer of General Maritime Corporation, stated, “Management continues to successfully increase the Company’s financial flexibility. While we remain in compliance with our covenants, this amendment provides a source of additional liquidity and serves as a proactive measure that enhances our ability to operate in a challenging market environment. We appreciate the ongoing support we have received from our distinguished lending group. Our strong banking relationships serve as a core differentiator for our Company and underscore General Maritime’s future prospects and leadership position. With a large and diverse modern fleet, combined with a flexible deployment strategy, we remain well positioned to achieve a level of stability in our results and benefit from future rate increases.”

About General Maritime Corporation
General Maritime Corporation is a leading crude and products tanker company serving principally within the Atlantic basin, which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and Far East. General Maritime owns a fully double-hull fleet of 31 tankers - seven VLCC, nine Aframax, twelve Suezmax tankers, two Panamax and one product tanker - with a total carrying capacity of approximately 5.2 million dwt. The Company also has three Product tankers that are chartered-in with options to purchase the vessels. The Company controls tonnage totaling 5.3 million dwt, including the owned fleet and the chartered-in fleet.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations and include factors that could cause actual results to differ materially such as our ability to borrow under the credit facilities and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent filings on Form 8-K.

This press release is not an offer to purchase or sell, or a solicitation of an offer to purchase or sell any securities of the Company.

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